Exhibit 16.1

January 31, 2007

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Re: Innocap, Inc.

File No. 000-50614

Ladies and Gentlemen:

We have read the statements made by Innocap, Inc. which were provided to us on January 26, 2007, which we understand will be filed with the Commission pursuant to Item 4.01 of the Form 8-K/A. We agree with the statements under Item 4.01 concerning our firm. We have no basis to agree or disagree with other statements made.

Very truly yours,

/s/ Most & Company, LLP

Most & Company, LLP

Independent Registered Public    Accounting Firm